Exhibit 99.1

VYNE Therapeutics Reports 2024 Fourth Quarter and Year-End Financial Results and Provides Business Update
•Repibresib gel (VYN201) Phase 2b vitiligo top-line results expected in mid-2025
•VYN202 Phase 1b psoriasis trial initiated with results anticipated by year-end 2025
•Expected cash runway into 2H 2026

BRIDGEWATER, N.J., March 6, 2025 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today announced financial results as of and for the fourth quarter and year ended December 31, 2024, and provided a business update.

“Based on our significant progress in 2024, we are now positioned to announce two key data readouts for repibresib gel and VYN202 in 2025,” said David Domzalski, President and Chief Executive Officer of VYNE. “We are off to a strong start in 2025. In January, we announced the completion of enrollment in the Phase 2b trial of our locally administered pan-BD BET inhibitor, repibresib, in nonsegmental vitiligo, and we expect to report topline results in mid-2025. We also recently initiated the Phase 1b trial of our oral BD2-selective BET inhibitor, VYN202, in subjects with moderate-to-severe plaque psoriasis, and we anticipate reporting topline results from this trial by the end of this year.”

Recent Pipeline Updates

Repibresib gel (VYN201), a locally-administered small molecule pan-BD BET inhibitor (Phase 2b, nonsegmental vitiligo):
•Top-line results from the Phase 2b trial are expected in mid-2025. The fully enrolled, Phase 2b trial (NCT06493578) is a randomized, double-blind, vehicle-controlled trial evaluating the efficacy, safety and pharmacokinetics of once-daily repibresib gel in three dose cohorts (1%, 2% or 3% concentrations) compared to vehicle for 24 weeks in subjects with active or stable nonsegmental vitiligo. Subjects have been randomized equally (1:1:1:1 ratio) across the active drug cohorts or vehicle (approximately 45 subjects in each arm). Top-line results from the 24-week double-blind, vehicle-controlled portion of the trial are expected mid-year.

•Following the 24-week treatment period, subjects who have been randomized in the three active dose cohorts will continue treatment with their respective dose concentrations for an additional 28-week active treatment extension. Subjects who have been randomized in the vehicle group during the initial 24-week treatment period will be equally re-randomized into one of the three active dose cohorts for an additional 28 weeks.

VYN202, an oral small molecule BD2-selective inhibitor:
•Top-line results from the Phase 1b trial are expected by year-end 2025. In February 2025, the Company announced the initiation of patient enrollment in the Phase 1b trial which is a randomized, double-blind, placebo-controlled trial evaluating the safety, tolerability and pharmacokinetics of once-daily VYN202 in three dosing cohorts (0.25 mg, 0.5 mg, 1 mg doses) compared to placebo, for 12 weeks in subjects with moderate-to-severe plaque psoriasis. Exploratory efficacy of VYN202 will also be evaluated, including measures of psoriasis area and severity index, Static Physician Global Assessment, scalp disease, quality of life, and biomarker analyses.

•Subjects will be randomized equally (1:1:1:1, approximately 20 subjects per arm) across the active drug cohorts or placebo. Following the 12-week treatment period, all subjects will be followed for a 4-week safety period.

Upcoming Conference Participation

•Investor Conferences. VYNE will be participating in the upcoming Leerink Partners Global Healthcare Conference, taking place in Miami from March 10-12, 2025, as well as the H.C. Wainwright 3rd Annual Autoimmune & Inflammatory Disease Virtual Conference being held on March 27, 2025.
Financial Results as of and for the Year Ended December 31, 2024
Cash position. As of December 31, 2024, VYNE had $61.5 million of cash, cash equivalents and marketable securities. Based on current operating assumptions, VYNE believes its cash, cash equivalents and marketable securities as of December 31, 2024 will be sufficient to fund its operations into the second half of 2026.
Share count. As of December 31, 2024, VYNE had 14,830,013 common shares issued and outstanding, and outstanding pre-funded warrants to purchase 27,842,740 shares of common stock at an exercise price of $0.0001 per share.
Revenues. Revenues totaled $0.5 million and $0.4 million for the years ended December 31, 2024 and 2023, respectively, consisting of royalty revenue from the Company's royalty agreement with LEO Pharma A/S, to whom VYNE previously licensed the rights to Finacea® foam.
Research and development expenses. VYNE’s research and development expenses for the years ended December 31, 2024 and 2023 were $30.9 million and $16.3 million, respectively. The increase was primarily due to an increase of $11.7 million in expenses for repibresib, an increase of $2.5 million in expenses for VYN202 and an increase of $0.8 million of employee-related expenses following the hiring of additional research and development personnel. The $11.7 million increase in expenses for repibresib primarily relates to preparatory activity and clinical trial costs incurred for VYNE's ongoing Phase 2b trial of repibresib in subjects with nonsegmental vitiligo. The $2.5 million increase in expenses for VYN202 is primarily associated with costs incurred for our Phase 1a SAD/MAD trial which was completed in the fourth quarter of 2024. Both trials were initiated in June 2024. These increases were partially offset by lower consulting expenses of $0.4 million.
General and administrative expenses. VYNE’s general and administrative expenses for the years ended December 31, 2024 and 2023 were approximately $13.2 million and $13.4 million, respectively. The decrease was primarily driven by a reduction in employee related expenses of $0.9 million, partially offset by increased consulting and professional fees of $0.8 million.
Net loss. Net loss and net loss per share for the year ended December 31, 2024 was $39.8 million and $0.93, respectively, compared to a net loss and net loss per share of $28.5 million and $2.78, for the comparable period in 2023.
About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Media Relations:

Mike Beyer
Sam Brown Inc.
312-961-2502
mikebeyer@sambrown.com

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical development of, and timing for reporting top-line results from trials of, repibresib and VYN202, the impact of the reported top-line results from trials on clinical development, VYNE's participation in upcoming conferences, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2024, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
(Unaudited)

	December 31
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$19,926	$30,620
Restricted cash	—	54
Investment in marketable securities	41,590	62,633
Prepaid and other current assets	2,921	2,656
Total Current Assets	64,437	95,963
Non-current Assets:
Property and equipment, net	113	—
Operating lease right of use assets	93	207
Non-current prepaid expenses and other assets	2,262	1,515
Total Non-current Assets	2,468	1,722
Total Assets	$66,905	$97,685

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade payables	$2,707	$1,659
Accrued expenses	9,272	4,119
Employee-related obligations	1,428	1,645
Operating lease liabilities	99	115
Other current liabilities	1,313	—
Total Current Liabilities	14,819	7,538
Long-term Liabilities:
Non-current operating lease liabilities	—	99
Other liabilities	—	1,313
Total Long-term Liabilities	—	1,412
Total Liabilities	14,819	8,950

Commitments and Contingencies

Shareholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at December 31, 2024 and 2023; no shares issued and outstanding at December 31, 2024 and 2023	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at December 31, 2024 and December 31, 2023; 14,830,013 and 14,098,888 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	783,235	780,044
Accumulated other comprehensive income	20	26
Accumulated deficit	(731,170)	(691,336)
Total Shareholders' Equity	52,086	88,735
Total Liabilities and Shareholders’ Equity	$66,905	$97,685

VYNE THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Royalty revenues	$84	$76	$501	$424
Total revenues	84	76	501	424

Operating expenses
Research and development	9,684	3,023	30,946	16,307
General and administrative	3,170	3,885	13,192	13,375
Total operating expenses	12,854	6,908	44,138	29,682
Operating loss	(12,770)	(6,832)	(43,637)	(29,258)
Other income, net	760	680	3,834	1,386
Loss from continuing operations before income taxes	(12,010)	(6,152)	(39,803)	(27,872)
Income tax expense	4	—	4	—
Loss from continuing operations	(12,014)	$(6,152)	(39,807)	(27,872)
Loss from discontinued operations, net of income taxes	(8)	(36)	(27)	(580)
Net loss	$(12,022)	$(6,188)	$(39,834)	$(28,452)

Loss per share from continuing operations, basic and diluted	$(0.28)	$(0.20)	$(0.93)	$(2.72)
Loss per share from discontinued operations, basic and diluted	$0.00	$0.00	$0.00	$(0.06)
Loss per share, basic and diluted	$(0.28)	$(0.20)	$(0.93)	$(2.78)

Weighted average shares outstanding - basic and diluted	42,597	31,050	42,589	10,273